                       TRANSACT TECHNOLOGIES INCORPORATED
                                  EXHIBIT 10.26

                                CREDIT AGREEMENT

                          Dated as of January 29, 1998

                                      among

                       TRANSACT TECHNOLOGIES INCORPORATED,

                              MAGNETEC CORPORATION

                                       and

                               FLEET NATIONAL BANK

                  CREDIT AGREEMENT dated as of January 29, 1998 among TRANSACT TECHNOLOGIES INCORPORATED, a Delaware corporation ("TransAct"), MAGNETEC CORPORATION, a Connecticut corporation ("Magnetec") (collectively, the "Borrowers" and each, individually a "Borrower"), and FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America (the "Bank").

                  WHEREAS, the Borrowers desire that the Bank extend credit as provided herein and the Bank is prepared to extend such credit; and

                  WHEREAS, the Borrowers are and will be operated on an integrated basis in connection with their respective financial resources and each of the Borrowers will receive direct and indirect economic and financial benefits from the credit to be extended under this Agreement, and each of the Borrowers acknowledges that the Bank would not provide the financing hereunder but for the joint and several obligations of each such Borrower hereunder with respect to all such indebtedness incurred hereunder.

                  NOW THEREFORE, in consideration of the foregoing, which is incorporated by reference, and other valuable consideration, receipt of which is acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1.   DEFINITIONS; ACCOUNTING TERMS

Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

                  "Acceptable Acquisition" means any Acquisition: (i) which has been either (A) approved by the Board of Directors of the corporation, or governing body of any other business entity, which is the subject of such Acquisition or (B) recommended by such Board or governing body to the shareholders of such corporation or equity owners of such other business entity; and (ii) with respect to which the following conditions are satisfied:

                           (a)      no Default or Event of Default exists or
would result from such Acquisition;

                           (b)      the company or assets acquired involve
substantially the same or similar line of business as the Borrowers;

                           (c)      the Borrowers demonstrate that, on a
combined basis with the acquired assets and/or entity, in accordance with GAAP, they would have been in compliance with the financial covenants contained in
Article 8 on a trailing four quarters pro forma basis as of the end of the immediately preceding fiscal quarter; and will be in

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such compliance prospectively on a pro forma basis for the next succeeding four fiscal quarters;

                           (d)      the Borrowers remain as surviving entities;

                           (e)      the total consideration for such Acquisition
(not including reasonable fees and expenses payable by the Borrower in connection therewith) does not exceed $4,000,000; and

                           (f)      the Bank obtains a perfected security
interest in the acquired assets or in the assets of the acquired company, subject only to Liens permitted by Section 7.3 hereof.

                  "Acquisition" means any transaction pursuant to which any Borrower (a) acquires greater than 5% of the equity securities (or warrants, options or other rights to acquire such securities) of any Person, (b) causes or permits any Person to be merged into any Borrower, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person's then outstanding securities, in exchange for such securities, of cash or securities of any Borrower, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any Person.

                  "Acquisition Commitment" means the obligation of the Bank to make the Acquisition Loans under this Agreement in the aggregate principal amount of up to $10,000,000, as such amount may be reduced or otherwise modified from time to time.

                  "Acquisition Loans" shall have the meaning set forth in
Section 2.1(b) herein, and includes both (i) the revolving loans made pursuant to the Acquisition Commitment during the period prior to the Revolving Credit Termination Date and (ii) the Term Loan into which such revolving loans are converted pursuant to Section 2.1(c), thereafter.

                  "Acquisition Note" means the promissory note of the Borrowers in the form of Exhibit A1 hereto evidencing the Acquisition Loans made by the Bank hereunder and all promissory notes delivered in substitution or exchange therefor, as amended or supplemented from time to time.

                  "Affiliate" means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, any Borrower or any of their respective Subsidiaries; (b) which directly or indirectly beneficially owns or holds five percent or more of any class of voting stock of any Borrower or any of their respective Subsidiaries; (c) five percent or more of the voting stock of which is directly or indirectly beneficially owned or held by any Borrower or any of their respective Subsidiaries; or (d) which is a partnership in which any Borrower or any of their respective Subsidiaries is a general partner. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Agreement" means this Credit Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

                  "Amortization Date" means the last day of each calendar quarter, commencing on the first such day occurring after the Revolving Credit Termination Date, up to (and including) the Termination Date, provided that if any such day is not a Banking Day, such day shall be the next succeeding Banking Day.

"Banking Day" means, a day on which commercial banks settle payments in (i) New York or London if the payment obligation is calculated by reference to any LIBO Rate, or (ii) New York, if the payment obligation is calculated by reference to the Prime Rate.

"Borrowing" means any Loan requested by any Borrower hereunder.

                  "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

                  "Change of Control" means any one or more of the following events:

                           (a) the failure by Bart Shuldman or Richard Cote to
remain active in the day to day senior management of TransAct; or

                           (b) the stockholders of any Borrower shall approve a
plan or proposal for the acquisition of, merger, liquidation or dissolution of such Borrower, or a sale of more than 25% of its assets in one or a series of related transactions; or

                           (c) a Person or group of Persons acting in concert
(other than the direct or indirect beneficial owners of the capital stock of any Borrower as of the date of this Agreement) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities of such Borrower representing 15% or more of the combined voting power of the outstanding voting securities for the election of directors or shall have the right to elect a majority of the board of directors of such Borrower.

                  "Closing Date" means the date this Agreement has been executed by the Borrowers and the Bank.

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                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commitments" means the Acquisition Commitment and the Working Capital Commitment.

                  "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of a Person in accordance with GAAP.

                  "Current Assets" of any Person at any time means all cash, Receivables and Inventory of such Person.

                  "Current Funded Bank Debt" means, with respect to any Person, all Debt of such Person for money borrowed, other than Subordinated Debt.

                  "Current Liabilities" means all liabilities of a Person treated as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendible at the option of such Person to a date more than one year from the date of determination.

                  "Debt" means, with respect to any Person: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of property or services (except trade payables in the ordinary course of business); (c) Unfunded Benefit Liabilities of such Person; (d) the face amount of any outstanding letters of credit issued for the account of such person; (e) obligations arising under acceptance facilities; (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, including any contingent obligations under swaps, derivatives, currency exchanges and similar transactions; (g) obligations secured by any Lien on property of such Person; and (h) obligations of such Person as lessee under Capital Leases.

                  "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

                  "Default Rate" means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Borrowers under this Agreement or the Notes that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date, to, but excluding the date on which such amount is paid in full equal to four percentage points above the Prime Rate as in effect from time to time plus the applicable Margin (provided

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that, if the amount so in default is principal of a LIBOR Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Default Rate" for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, 4% above the interest rate for such Loan as provided in Section 2.10 hereof and, thereafter, the rate provided for above in this definition).

                  "Dollars" and the sign "$" mean lawful money of the United States of America.

                  "EBIT" means, for any Person, for any period, earnings before Interest Expense and taxes for such Person determined in accordance with GAAP.

                  "EBITDA" means, for any Person, for any period, earnings before Interest Expense, taxes, depreciation, amortization and extraordinary items for such Person determined in accordance with GAAP.

                  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

                  "ERISA Affiliate" means any corporation or trade or business which is a member of any group of organizations (i) described in section 414(b) or (c) of the Code of which any Borrower is a member, or (ii) solely for purposes of potential liability under section 302(c)(11) of ERISA and section 412(c)(11) of the Code and the lien created under section 302(f) of ERISA and section 412(n) of the Code, described in section 414(m) or (o) of the Code of which any Borrower is a member.

                  "Event of Default" has the meaning given such term in Section 9.1.

                  "Facility Documents" means this Agreement, the Notes, the Subordination Agreement, the Security Agreement and each of the documents, certificates or other instruments referred to in Article 4 hereof as well as any other document, instrument or certificate to be delivered by the Borrowers in connection with this Agreement or in connection with the documents, certificates or instruments referred to in
Article 4, including documents delivered in connection with any Borrowing.

                  "Fixed Charge Coverage Ratio" means, with respect to any Person, for any period, the ratio of (i) EBITDA minus taxes paid, dividends paid and any capital expenditures, to (ii) current maturities of long term Debt, plus Interest Expense, for such period.

                  "Forfeiture Proceeding" means any action, proceeding or investigation affecting the Parent or any of its Subsidiaries or Affiliates before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their property.

                  "Funded Debt" means, with respect to any Person, all Debt (senior and subordinated) of such Person for money borrowed, including Capital Lease obligations.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.5 (except for changes concurred in by the Borrowers' independent public accountants).

                  "Interest Coverage Ratio" means, with respect to any Person, for any period, the ratio of (i) EBIT to (ii) Interest Expense for such period.

                  "Interest Expense" shall mean, with respect to any Person, for any period, the sum, for such Person in accordance with GAAP, of (a) all interest on Debt that is accrued as an expense during such period (including, without limitation, imputed interest on Capital Lease obligations), plus (b) all amounts paid, accrued or amortized as an expense during such period in respect of interest rate protection agreements, minus (c) all amounts received or accrued as income during such period in respect of interest rate protection agreements.

                  "Interest Period" means with respect to any LIBOR Loan, the period commencing on the date such Loan is made, converted from another type of Loan or renewed, as the case may be, and ending, as the Borrowers may select pursuant to Section 2.11, on the numerically corresponding day in the first, second, third, sixth (or if available through the Bank, the ninth or twelfth) calendar month thereafter, provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

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                  "Inventory" means all inventory, now or hereafter owned and wherever located, of the Borrowers, including (without limitation) raw materials, work-in-process, finished goods, supplies and packaging materials.

                  "Lending Office" means the lending office of the Bank set forth on the signature page.

                  "LIBO Rate" means, as applicable to any LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two
(2) London Banking Days prior to the beginning of such interest period.

                  If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan as selected by the Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that its two London Banking Days preceding the first day of such LIBOR Loan. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined.

                  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Requirement with respect to LIBOR deposits of the Bank then for any period during which such Reserve Requirement shall apply, LIBO Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Requirement.

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                  "LIBOR Loan" means any Loan when and to the extent the
interest rate therefor is determined on the basis of the definition "LIBO Rate."

                  "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, negative pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

                  "Loan" means any of the Acquisition Loans or the Working Capital Loans, and "Loans" means the Acquisition Loans and the Working Capital Loans.

                  "Margin" means the percentage points to be added to the Bank's Prime Rate or the then applicable LIBOR Rate, in each case based upon the following performance criteria:

                       Total Consolidated Funded Debt/EBITDA              LIBOR Margin        Prime Rate Margin
                                  of the Borrowers                    (Percentage Points)    (Percentage Points)

                Greater than 2.00                                             1.75                  0.00
                Greater than 1.00, but less than or equal to 2.00             1.50                  0.00
                Less than or equal to 1.00                                    1.25                  0.00

                  "Multiemployer Plan" means a Plan defined as such in section 3(37) of ERISA to which contributions have been made by the Borrowers or any ERISA Affiliate and which is covered by Title IV of ERISA.

                  "Net Income (Loss)" of any Person for any period means the net income (loss) of such Person for such period determined in accordance with GAAP.

                  "Net Income Increase" means, for any period, the aggregate of fifty percent (50%) of the Borrowers' Net Income, on a consolidated basis, in respect of such period.

                  "Notes" means the Acquisition Note and the Working Capital
Note.

                  "Notice of Borrowing" shall mean the notice of each Borrowing described in Section 2.8 and in the form of Exhibit E hereto.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                  "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by any Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

                  "Prime Rate" means that rate of interest from time to time announced by the Bank at its office located at 111 Westminster Street, Providence, Rhode Island 02903, which rate may not be the Bank's lowest or best rate.

                  "Prime Rate Loan" means any Loan when and to the extent the interest rate therefor is determined in relation to the Prime Rate.

                  "Receivables" means all accounts owing to a Person arising out of or in connection with the bona fide sale or lease of goods or services in the ordinary course of business.

                  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

                  "Regulatory Change" means any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                  "Reserve Requirement" means, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in Boston with deposits exceeding $1,000,000,000 against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate for LIBOR Loans is to be determined as provided in the definition of "LIBO Rate" in this Section 1.1 or (ii) any category of extensions of credit or other assets which include LIBOR Loans.

                  "Revolving Credit Termination Date" means June 30, 1999; provided that if such date is not a Banking Day, the Revolving Credit Termination Date shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day) or (b) the earlier date of termination of the Commitments pursuant to Section 9.2.

                  "Revolving Loan" means any loan made by the Bank pursuant to Sections 2.1(a) or 2.1(b).

                  "Security Agreement" means the security agreement dated as of the Closing Date by the Borrowers in favor of the Bank, in substantially the form of Exhibit C.

                  "Senior Liabilities" means for any Person at any time, all Debt, other than contingent liabilities and Subordinated Debt.

                  "Subordinated Debt" means Funded Debt of a Person subordinated to the Loans on terms satisfactory to the Bank.

                  "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

                  "Tangible Net Worth" means, at any date of determination thereof, the excess of total assets of a Person over total liabilities of such Person, excluding, however, from the determination of total assets: loans and advances to officers and non-consolidated Affiliates, goodwill, trademarks, patents, organizational costs, unamortized debt discounts and expenses and other like intangible assets as defined by GAAP.

                  "Term Loan" shall have the meaning set forth in Section
2.1(c).

                  "Termination Date" means June 30, 2003; provided that if such date is not a Banking Day, the Termination Date shall be the next succeeding Banking Date.

                  "Total Liabilities" means all liabilities of a Person which would be classified as such on a balance sheet in accordance with GAAP.

                  "Unfunded Benefit Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of section 4001(a)(16) of ERISA) under the Plan exceeds the fair market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of the Borrowers or any ERISA Affiliate under Title IV of ERISA.

                  "Working Capital Commitment" means the obligation of the Bank to make the Working Capital Loans under this Agreement in the aggregate principal amount of up to $5,000,000, as such amount may be limited or reduced pursuant to Article 2 or otherwise modified from time.

                  "Working Capital Loans" shall have the meaning set forth in
Section 2.1(a) herein.

                  "Working Capital Note" means the promissory note of the Borrowers in the form of Exhibit A2 hereto evidencing the Working Capital Loans made by the Bank hereunder and all promissory notes delivered in substitution or exchange therefor, as amended or supplemented from time to time.

Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

Section 1.3. Currency Equivalents. For all purposes of this Agreement, all amounts denominated in a currency other than Dollars shall be converted into the Dollar equivalent of such amounts. The equivalent in another currency of an amount in Dollars shall be determined at the rate of exchange quoted by Fleet National Bank in Boston at 9:00 a.m. (Boston time) on the date of determination, to prime banks in Boston for the spot purchase in the Boston foreign exchange market of such amount of Dollars with such other currency.

ARTICLE 2.   THE CREDIT

Section 2.1.      The Loans.

                           (a)      Subject to the terms and conditions of this
Agreement, the Bank agrees to make revolving loans (the "Working Capital Loans") to the Borrowers from time to time from and including the date hereof to and including the Revolving Credit Termination Date, up to but not exceeding in the aggregate principal amount at any one time outstanding the amount of the Working Capital Commitment. The Working Capital Loans may be outstanding as Prime Rate Loans or LIBOR Loans (each a "type" of Loan). The Working Capital Loans shall be due and payable on the Revolving Credit Termination Date. Each type of Loan shall be made and maintained at the Bank's Lending Office for such type of Loan.

                           (b)      Subject to the terms and conditions of this
Agreement, the Bank agrees to make revolving loans (the "Acquisition Loans") to the Borrowers from time to time from and including the date hereof to and including the Revolving Credit Termination Date, up to but not exceeding in the aggregate principal amount at any one time outstanding the amount of the Acquisition Commitment. The Acquisition Loans may be outstanding as Prime Rate Loans or LIBOR Loans (each a "type" of Loan). The Acquisition Loans will be due and payable on the Revolving Credit Termination Date unless the Borrowers exercise their option under Section 2.1(c) herein. Each type of Loan shall be made and maintained at the Bank's Lending Office for such type of Loan.

                           (c)      At the option of the Borrowers, to be
exercised by giving written notice to the Bank not later than 30 days prior to the Revolving Credit Termination Date, the Borrower shall have the right to convert the revolving Acquisition Loans to a term loan (the "Term Loan") which shall then be payable in equal consecutive quarterly principal payments, plus accrued interest thereon, on each Amortization Date, commencing September 30, 1999, calculated to amortize the loan over a four year period, with a final payment due on the Termination Date.

Section 2.2. The Notes. The Working Capital Loans shall be evidenced by a promissory note in favor of the Bank in the form of Exhibit A-2, dated the date of this Agreement, duly completed and executed by the Borrowers. The Acquisition Loans shall be evidenced by a promissory note in favor of the Bank in the form of Exhibit A-1, dated the date of this Agreement, duly completed and executed by the Borrowers.

Section 2.3. Purpose. The Borrowers shall use the proceeds of the Working Capital Loans for general corporate purposes, including working capital, leasehold improvements and equipment needs, but not for any Acquisitions. The Borrowers shall use the proceeds of the Acquisition Loans for Acceptable Acquisitions and to repurchase shares of the common stock of TransAct in open-market transactions. No proceeds of the Loans shall be used to directly or indirectly fund the needs of any Subsidiary of any Borrower if such Subsidiary is not also a Borrower hereunder. No proceeds of the Loans shall be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U.

Section 2.4. Borrowing Procedures. The Borrowers shall give the Bank notice of each Borrowing to be made hereunder as provided in Section 2.8. Not later than 1:00 p.m. Hartford, Connecticut time on the date of such Borrowing, the Bank shall, subject to the conditions of this Agreement, make the amount of the Loan to be made by it on such day available to the Borrowers, in immediately available funds, by the Bank crediting an account of the Borrowers designated by the Borrowers and maintained with the Bank at the Lending Office.

Section 2.5.      Prepayments and Conversions.

                           (a)      Optional Prepayments and Conversions.  The
Borrowers shall have the right to make prepayments of principal, or to convert one type of Loan into another type of Loan, at any time or from time to time; provided that: (i) the Borrowers shall give the Bank notice of each such prepayment or conversion as provided in Section 2.8; and (ii) LIBOR Loans may be prepaid or converted only on the last day of an Interest Period for such Loans, and (iii) prepayments made after the Revolving Credit Termination Date in respect of the Term Loan shall be applied to the installments of principal in the inverse order of their maturities. Amounts prepaid after the Revolving Credit Termination Date may not be reborrowed.

                           (b)      Mandatory Prepayments.  The Borrowers shall
immediately repay the excess by which (i) the aggregate principal amount of all outstanding Working Capital Loans exceeds the Working Capital Commitment, (ii) the aggregate principal amount of all outstanding Acquisition Loans exceeds the Acquisition Commitment, and (iii) Current Funded Bank Debt exceeds the amount otherwise required for compliance with the collateral coverage covenant in
Section 8.6 hereof. In addition, amounts outstanding as Loans will be reduced by 100% of the net cash proceeds from any sale by either of the Borrowers of any material assets outside of the normal course of business or from any new issuances of stock otherwise permitted under this Agreement. In addition, upon the occurrence of any Change of Control, the Borrowers shall immediately, at the option of and upon demand by the Bank, repay all outstanding amounts under the Loans. Each such prepayment in accordance with the foregoing provisions shall be applied first to any expensed incurred by the Bank, second to any interest due on the amount prepaid, and last to the outstanding principal amount of the Loans prepaid, in each case in such manner as the Bank in its discretion shall determine.

                           (c)      Yield Maintenance Fee.  If, at any time (i)
the interest rate on any Loan is a fixed rate, and (ii) the Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, Borrowers shall have the right at any time and from time to time to prepay the Loan in whole (but not in part), and Borrowers shall pay to the Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be devided by 360 and multiplied by the number of the days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the term chosen shall be the yield maintenance fee due to the Bank upon prepayment of the fixed rate Loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the election by Borrowers pursuant to Section 2.11 hereof.

                           If by reason of an Event of Default the Bank elects
to declare such Loan to be immediately due and payable, then any yield maintenance fee with respect to the Loan shall become due and payable in the same manner as though Borrowers had exercised such right of prepayment.
Section 2.6. Late Charges. Payments not received within 10 days of the due date therefor will be subject to a one-time charge equal to 5% of the amount overdue.

Section 2.7. Changes of Commitment. The Borrowers shall have the right to reduce or terminate the amount of the unused portion of either of the Commitments at any time or from time to time, provided that: (i) the Borrowers shall give notice of each such reduction or termination to the Bank as provided in Section 2.8; and (ii) each partial reduction shall be in an aggregate amount at least equal to $500,000 (and integral multiples of $100,000 in excess thereof). Once reduced or terminated, such Commitment may not be reinstated.

Section 2.8. Certain Notices. Notices by the Borrowers to the Bank of each Borrowing pursuant to Section 2.4, and each prepayment or conversion pursuant to
Section 2.5(a), and each reduction or termination of a Commitment pursuant to
Section 2.7 shall be irrevocable and shall be effective only if received by the Bank not later than 12:00 noon Hartford, Connecticut time, and (a) in the case of Borrowings and prepayments of, conversions into and (in the case of LIBOR Loans) renewals of (i) Prime Rate Loans, given one Banking Day prior thereto; and (ii) LIBOR Loans, given two Banking Days prior thereto; and (b) in the case of reductions or termination of the Commitments, given three Banking Days prior thereto. Each such Notice of Borrowing shall be in the form of Exhibit E hereto and shall specify the Loans to be borrowed, prepaid, converted or renewed and the amount (subject to Section 2.9) and type of the Loans to be borrowed, or converted, or renewed or prepaid and the date of the Borrowing or prepayment, or conversion or renewal (which shall be a Banking Day). Each such notice of reduction or termination shall specify the amount of the Commitment to be reduced or terminated.

Section 2.9. Minimum Amounts. Except for Borrowings which exhaust the full remaining amount of the unused portion of either of the Commitments or prepayments or conversions which result in the prepayment or conversion of all Loans, as the case may be, of a particular type, each Borrowing, optional prepayment, conversion and renewal of principal of Loans of a particular type shall be in an amount at least equal to (a) $100,000 with respect to Prime Rate Loans, and (b) $500,000 and integral multiples of $100,000 in excess thereof with respect to LIBOR Loans (borrowings, prepayments, conversions or renewals of or into Loans of different types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, prepayments, conversions and renewals for the purposes of the foregoing, one for each type of Interest Period).

Section 2.10.     Interest.

                           (a) Interest shall accrue on the outstanding and
unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due at the following rates per annum: (i) for Prime Rate Loans, at a variable rate per annum equal to the Prime Rate plus the Margin and; (ii) for LIBOR Loans, at a fixed rate equal to the LIBO Rate plus the Margin, for the period from and including the first day of the Interest Period therefore to but excluding the last day of such Interest Period. If the principal amount of any Loan and any other amount payable by the Borrowers hereunder or under the Notes shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue on such amount to the fullest extent permitted by law from and including such due date to but excluding the date such amount is paid in full at the Default Rate for such type of Loan.

                           (b) The interest rate on Prime Rate Loans shall
change when the Prime Rate changes and interest on each such Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each LIBOR Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

                           (c) Accrued interest on all types of Loans shall be
due and payable in arrears upon any payment of principal and on the last day of each calendar month, commencing February 28, 1998, and on the Revolving Credit Termination Date, and on the Termination Date; provided that interest accruing at the Default Rate shall be due and payable from time to time on demand of the Bank.

Section 2.11.     Interest Periods; Renewals.

                           (a) In the case of each LIBOR Loan, the Borrowers
shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.1, subject to the following limitations: (i) no Interest Period may extend beyond the Revolving Credit Termination Date, except with respect to the Term Loan for which no Interest Period may extend beyond an Amortization Date unless, after giving effect thereto, the aggregate principal amount of the LIBOR Loans having Interest Periods which end after such Amortization Date shall be equal to or less than the principal amount to be outstanding hereunder after such Amortization Date;
(iii) notwithstanding clauses (i) and (ii) above, no Interest Period shall have a duration less than one month, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available;
(iv) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day; and (v) no more than five Interest Periods may be outstanding at any one time.

                           (b) Upon notice to the Bank as provided in Section
2.8, the Borrowers may renew any LIBOR Loan on the last day of the Interest Period therefor as the same type of Loan with an Interest Period of the same or different duration in accordance with the limitations provided above. If the Borrowers shall fail to give notice to the Bank of such a renewal, such LIBOR Loan shall automatically become a Prime Rate Loan on the last day of the current Interest Period.

Section 2.12.     Fees.

                           (a) Commitment Fee. During the period ending on the
Revolving Credit Termination Date, there will be a per annum commitment fee payable on the average unused daily availability under each Commitment, payable quarterly in arrears on the first Banking Day after the end of each quarter and calculated on a 360 day year for actual days elapsed. The commitment fee rate will vary based on the then prevailing ratio of total consolidated Funded Debt to EBITDA of the Borrowers (the applicable ratio for such quarter will be the ratio determined as of the last day of the previous quarter for the twelve month period then ended), as follows:

       Total Consolidated Funded Debt/EBITDA
                  of the Borrowers

                                                         Commitment Fee

Greater than 2.00                                            0.50%
Greater than 1.00, but less than or equal to 2.00            0.375%
Less than or equal to 1.00                                   0.25%


                           (b) Facility Fee. The Borrowers shall pay to the
Bank, on the Closing Date, $12,500, representing the unpaid balance of the $25,000 facility fee in respect of the Acquisition Commitment.

Section 2.13. Payments Generally. All payments under this Agreement or the Notes shall be made in Dollars in immediately available funds not later than 1:00 p.m. Hartford, Connecticut, time on the relevant dates specified above (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) at the Lending Office of the Bank. The Bank may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrowers with the Bank. Until the Bank and the Borrowers otherwise agree, the Bank shall debit the Borrowers' account number 9368994710 with the Bank for the amount of any payment required hereunder, but the Bank may also debit any ordinary deposit account of the Borrowers if the amount in account number 9368994710 is insufficient to make any required payment. The Borrowers shall, at the time of making each payment under this Agreement or the Notes, specify to the Bank the principal or other amount payable by the Borrowers under this Agreement or the Note to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Bank may apply such payment as it may elect in its sole discretion). If the due date of any payment under this Agreement or the Notes would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.

ARTICLE 3.  YIELD PROTECTION; ILLEGALITY; ETC.

Section 3.1.      Additional Costs.

                           (a) The Borrowers shall pay to the Bank from time to
time on demand such amounts as the Bank may determine to be necessary to compensate it for any costs which the Bank determines are attributable to its making or maintaining any LIBOR Loans under this Agreement or the Notes or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Notes in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank or of its Lending Office for any of such Loans by the jurisdiction in which the Principal Office or such Lending Office is located); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of "LIBO Rate" in Section 1.1); or (iii) imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities). The Bank will notify the Borrowers of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 3.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

                           (b) Without limiting the effect of the foregoing
provisions of this Section 3.1, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrowers, the obligation of the Bank to make or renew, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect, and the Borrowers shall on the last day(s) of the then current Interest Period(s) for the outstanding Loans of such type, either prepay such Loans or convert such Loans into another type of Loan in accordance with Section 2.5.

                           (c) Without limiting the effect of the foregoing
provisions of this Section 3.1 (but without duplication), the Borrowers shall pay to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). The Bank will notify the Borrowers if it is entitled to compensation pursuant to this Section 3.1(c) as promptly as practicable after it determines to request such compensation.

                           (d) Determinations and allocations by the Bank for
purposes of this Section 3.1 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans or such obligation, and of the additional amounts required to compensate the Bank under this Section 3.1, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis; provided, however, that the Bank shall provide ninety days' notice of any additional amounts required to compensate the Bank under this Section 3.1 (the "Adjustment"), and the Borrowers may thereafter attempt to negotiate the amount of the Adjustment in good faith with the Bank within ninety days of the day on which the Borrowers are so notified. If the Borrowers and the Bank are unable to agree on the amount of the Adjustment within such ninety-day period, then the amount of the Adjustment shall be the amount set forth in the aforementioned notice from the Bank to the Borrowers. Whatever the final Adjustment may be, if the Bank shall still have any Loans outstanding to the Borrowers upon the expiration of such ninety-day period, then the Adjustment shall be effective retroactive to the date on which the Borrowers first received notice of the Adjustment. The Bank shall not be obligated to offer LIBO Rates with respect to Interest Periods commencing during the period following any such notice and prior to agreement by the Bank and the Borrowers as to the amount of the Adjustment.

Section 3.2. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if the Bank determines (which determination shall be conclusive) that:

                           (a) quotations of interest rates for the relevant
deposits referred to in the definition of "LIBO Rate" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any LIBOR Loans as provided in this Agreement; or

                           (b) the relevant rates of interest referred to in the
definition of "LIBO Rate" in Section 1.1 upon the basis of which the rate of interest for any LIBOR Loans is to be determined do not adequately cover the cost to the Bank of making or maintaining such Loans; then the Bank shall give the Borrowers prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make or renew Loans of such type or to convert Loans of any other type into Loans of such type and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type, either prepay such Loans or convert such Loans into another type of Loans in accordance with Section 2.5.

Section 3.3. Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Bank or its Lending Office to (a) honor its obligation to make or renew LIBOR Loans hereunder or convert Loans of any type into Loans of such type, or (b) maintain LIBOR Loans hereunder, then the Bank shall promptly notify the Borrowers thereof and the Bank's obligation to make or renew LIBOR Loans and to convert other types of Loans into Loans of such type hereunder shall be suspended until such time as the Bank may again make, renew or convert and maintain such affected Loans and the Borrowers shall, on the last day(s) of the then current Interest Period for the outstanding LIBOR Loans, as the case may be (or on such earlier date as the Bank may specify to the Borrowers), either prepay such Loans or convert such Loans into another type of Loans in accordance with Section 2.5.

Section 3.4. Certain Compensation. The Borrowers shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines is attributable to:

                           (a) any payment, prepayment, conversion or renewal of
a LIBOR Loan on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

                           (b) any failure by the Borrowers to borrow, convert
into or renew a LIBOR Loan to be made, converted into or renewed by the Bank on the date specified therefor in the relevant notice under Section 2.4, 2.5 or 2.11, as the case may be.

         Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, converted or renewed or not borrowed, converted or renewed for the period from and including the date of such payment, prepayment or conversion or failure to borrow, convert or renew to but excluding the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or renew, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) with respect to a LIBOR Loan, the amount of interest (as reasonably determined by the Bank) the Bank would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such period. A determination of the Bank as to the amounts payable pursuant to this Section 3.4 shall be conclusive absent manifest error.

ARTICLE 4.   CONDITIONS PRECEDENT

Section 4.1. Documentary Conditions Precedent. The obligation of the Bank to make the Loans is subject to the conditions precedent that the Bank shall have received on or before the date of such Borrowing each of the following, in form and substance satisfactory to the Bank and its counsel:

                           (a) the Notes duly executed by the Borrowers;

                           (b) the Security Agreement duly executed by the
Borrowers, together with (i) acknowledgment copies of the financing statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Security Agreement; (ii) certified copies of requests for information (Form UCC-11) identifying all of the financing statements on file with respect to the Borrowers in all jurisdictions referred to under (i), including the financing statements filed by the Bank against the Borrowers, indicating that no party claims an interest in any of the Collateral (as defined in the Security Agreement);

                           (c) a certificate of the Secretary or Assistant
Secretary of each Borrower, dated the Closing Date, attesting to all corporate action taken by such Borrower, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents to which it is a party and each other document to be delivered pursuant to this Agreement and certifying copies of the Certificate of Incorporation and by-laws of such Borrower;

                           (d) a certificate of the Secretary or Assistant
Secretary of each Borrower, dated the Closing Date, certifying the names and true signatures of the officers of such Borrower authorized to sign the Facility Documents to which it is a party and the other documents to be delivered by such Borrower under this Agreement;

                           (e) a certificate of a duly authorized officer of
each Borrower, dated the Closing Date, stating that the representations and warranties in Article 5 of this Agreement, and Article 2 of the Security Agreement, and in each other Facility Document, are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

                           (f) an Environmental Indemnification Agreement duly
signed by the Borrowers in form and substance satisfactory to the Bank;

                           (g) a certificate of good standing for each Borrower
from the Secretary of the State of the state in which such Borrower is incorporated and each other jurisdiction in which such Borrower is qualified to do business;

                           (h) payment by the Borrowers to the Bank of the
balance of the facility fee as required by Section 2.12(b), and all other expenses and fees incurred by the Bank;

                           (i) a favorable opinion of counsel for the Borrowers,
dated the Closing Date, in substantially the form of Exhibit D and as to such other matters as the Bank may reasonably request;

                           (j) copies of all instruments evidencing any
Subordinated Debt of any Borrower and a satisfactory review of the same;

                           (k) evidence of no material adverse change in the
business, management, operations, properties, prospects or condition (financial or otherwise) of any Borrower or any of their respective Subsidiaries since the date of the commitment letter; and

                           (l) evidence of the absence of any change in market
conditions which, in the Bank's opinion, would materially impair a financial institution's ability to fund Loans of this type.

Section 4.2. Additional Conditions Precedent. The obligation of the Bank to make the Loans pursuant to a Borrowing which increases the amount outstanding hereunder (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing:

                           (a)      the following statements shall be true:

                                    (i)    the representations and warranties
contained in Article 5 herein, and in Article 2 of the Security Agreement, and in each other Facility Document, are true and correct on and as of the date of such Loan as though made on and as of such date; and

                                    (ii)   no Default or Event of Default has
occurred and is continuing, or would result from such Loan; and

                                    (iii)  there has been no material adverse
change in the business, management, operations, properties, prospects or condition (financial or otherwise) of any Borrower or any of their respective Subsidiaries since the Closing Date;

                           (b) the Bank shall have received such approvals,
opinions or documents as the Bank may reasonably request.

Section 4.3. Deemed Representations. Each Notice of Borrowing hereunder and acceptance by any Borrower of the proceeds of such Borrowing shall constitute a representation and warranty that the statements contained in Section 4.2(a) are true and correct both on the date of such notice and, unless any Borrower otherwise notifies the Bank prior to such Borrowing, as of the date of such Borrowing.

ARTICLE 5.   REPRESENTATIONS AND WARRANTIES

                  Each Borrower hereby represents and warrants that:

Section 5.1. Incorporation, Good Standing and Due Qualification. Each of such Borrowers and its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

Section 5.2. Corporate Power and Authority; No Conflicts. The execution, delivery and performance by such Borrower of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing (other than the filing of the financing statements contemplated by the Security Agreement), registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Borrower or any of its Subsidiaries or Affiliates; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien (other than as created under the Security Agreement), upon or with respect to any of the properties now owned or hereafter acquired by such Borrower; or (f) cause such Borrower (or any Subsidiary or Affiliate, as the case may be) to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

Section 5.3. Legally Enforceable Agreements. Each Facility Document to which such Borrower is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

Section 5.4. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of such Borrower, threatened, against or affecting such Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of such Borrower or any such Subsidiary or of or the ability of such Borrower to perform its obligation under the Facility Documents to which it is a party.

Section 5.5. Financial Statements. The consolidated and consolidating balance sheet of such Borrower and its Consolidated Subsidiaries as at December 31, 1996, and the related consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity of such Borrower and its Consolidated Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon as to the consolidated statements, of Price Waterhouse, independent certified public accountants, and the interim consolidated and consolidating balance sheet of such Borrower and its Consolidated Subsidiaries as at September 27, 1997, and the related consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity for the nine-month period then ended, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of such Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of such Borrower and its Consolidated Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements). There are no liabilities of such Borrower or any of its Consolidated Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since September 27, 1997. No information, exhibit or report furnished by such Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading. Since September 27, 1997, there has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of such Borrower or any of its Subsidiaries.

Section 5.6. Ownership and Liens. Such Borrower and each of its Consolidated Subsidiaries has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in
Section 5.5 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by such Borrower or any of its Subsidiaries and none of its leasehold interests is subject to any Lien, except as disclosed in such financial statements or as may be permitted hereunder and except for the Lien created by the Security Agreement.

Section 5.7. Taxes. Such Borrower and each of its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies thereon to be due, including interests and penalties.

Section 5.8. ERISA. Each Plan, and, to the best knowledge of such Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable federal or state law, and no event or condition is occurring or exists concerning which such Borrower would be under an obligation to furnish a report to the Bank in accordance with
Section 6.8(k) hereof. As of the most recent valuation date for each Plan, each Plan was "fully funded," which for purposes of this Section 5.8 shall mean that the fair market value of the assets of the Plan is not less than the present value of the accrued benefits of all participants in the Plan, computed on a Plan termination basis. To the best knowledge of such Borrower, no Plan has ceased being fully funded as of the date these representations are made with respect to any Loan under this Agreement.

Section 5.9. Subsidiaries and Ownership of Stock. Schedule 5.9 is a complete and accurate list of the Subsidiaries of such Borrower, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of such Borrower's ownership of the outstanding stock or other interest of each such Subsidiary. All of the outstanding capital stock or other interest of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by such Borrower free and clear of all Liens.

Section 5.10. Credit Arrangements. Schedule 5.10 is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which such Borrower or any of its Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

Section 5.11. Operation of Business. Such Borrower and each of its Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither such Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing.

Section 5.12. Hazardous Materials. Such Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the consolidated financial condition, operations, business or prospects of such Borrower and its Consolidated Subsidiaries. Such Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on the consolidated financial condition, operations, business or prospects of such Borrower and its Consolidated Subsidiaries.

                  In addition, except as set forth in Schedule 5.12 hereto:

                           (a) No notice, notification, demand, request for
information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by such Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of the business of such Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. s/s 9601(22) ("Release") of any substance regulated under Environmental Laws ("Hazardous Materials") generated by such Borrower or any of its Subsidiaries.

                           (b) Neither such Borrower nor any of its Subsidiaries
has handled any Hazardous Material, other than as a generator, on any property now or previously owned or leased by such Borrower or any of its Subsidiaries to an extent that it has, or may reasonably be expected to have, a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Borrowers and their Consolidated Subsidiaries; and

                                    (i)    to the best of its knowledge, no PCB
is or has been present at any property now or previously owned or leased by such Borrower or any of its Subsidiaries;

                                    (ii)   to the best of its knowledge, no
asbestos is or has been present at any property now or previously owned or leased by such Borrower or any of its Subsidiaries;

                                    (iii)  there are no underground storage
tanks for Hazardous Materials, active or abandoned, at any property now or previously owned or leased by such Borrower or any of its Subsidiaries;

                                    (iv)   no Hazardous Materials have been
Released, in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by such Borrower or any of its Subsidiaries.

                           (c) Neither such Borrower nor any of its Subsidiaries
has transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLIS") or on any similar state or foreign list or which is the subject of federal, state, foreign or local enforcement actions or other investigations which may lead to claims against such Borrower or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                           (d) No Hazardous Material generated by such Borrower
or any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by such Borrower or any of its Subsidiaries at any location other than those listed in Schedule 5.12 hereto.

                           (e) No oral or written notification of a Release of a
Hazardous Material has been filed by or on behalf of such Borrower or any of its Subsidiaries and no property now or previously owned or leased by such Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state or foreign list of sites requiring investigation or clean-up.

                           (f) There are no Liens arising under or pursuant to
any Environmental Laws on any of the real property or properties owned or leased by such Borrower or any of its Subsidiaries, and no government actions have been taken or are in process which could subject any of such properties to such Liens and neither such Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

                           (g) There have been no environmental investigations,
studies, audits, tests, reviews or other analyses conducted by or which are in the possession of such Borrower or any of its Subsidiaries in relation to any property or facility now or previously owned or leased by such Borrower or any of its Subsidiaries which have not been made available to the Bank.

Section 5.13. No Default on Outstanding Judgments or Orders. Such Borrower and each of its Subsidiaries has satisfied all judgments and neither such Borrower nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

Section 5.14. No Defaults on Other Agreements. Neither such Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of such Borrower or any of its Subsidiaries, or the ability of such Borrower to carry out its obligations under the Facility Documents to which it is a party. Neither such Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 5.15. Labor Disputes and Acts of God. Neither the business nor the properties of such Borrower or of any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of such Borrower or such Subsidiary.

Section 5.16. Governmental Regulation. Neither such Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

Section 5.17. Partnerships. Neither such Borrower nor any of its Subsidiaries is a partner in any partnership.

Section 5.18. No Forfeiture. Neither such Borrower nor any of its Subsidiaries or Affiliates is engaged in or proposes to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding and no Forfeiture Proceeding against any of them is pending or threatened.

Section 5.19.     Solvency.

                           (a)      The present fair salable value of the assets
of such Borrower after giving effect to all the transactions contemplated by the Facility Documents and the funding of all Commitment hereunder exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Borrower and its Subsidiaries as they mature.

                           (b)      The property of such Borrower does not
constitute unreasonably small capital for such Borrower to carry out its business as now conducted and as proposed to be conducted, including the capital needs of such Borrower.

                           (c)      Such Borrower does not intend to, nor does
it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower, and of amounts to be payable on or in respect of debt of such Borrower). The cash available to such Borrower, after taking into account all other anticipated uses of the cash of such Borrower, is anticipated to be sufficient to pay all such amounts on or in respect of debt of such Borrower when such amounts are required to be paid.

                           (d)      Such Borrower does not believe that final
judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, such Borrower will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to such Borrower after taking into account all other anticipated uses of the cash of such Borrower (including the payments on or in respect of debt referred to in paragraph (c) of this Section 5.19), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

ARTICLE 6.   AFFIRMATIVE COVENANTS

                  So long as either of the Notes shall remain unpaid or the Bank shall have either of the Commitments under this Agreement, the Borrowers shall:

Section 6.1. Maintenance of Existence. Preserve and maintain, and cause each of their respective Subsidiaries to preserve and maintain, their corporate existence and good standing in the jurisdiction of their incorporation, and qualify and remain qualified, and cause each of their respective Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

Section 6.2. Conduct of Business. Continue, and cause each of their respective Subsidiaries to continue, to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

Section 6.3. Maintenance of Properties. Maintain, keep and preserve, and cause each of their respective Subsidiaries to maintain, keep and preserve, all of their properties (tangible and intangible), necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted.

Section 6.4. Maintenance of Records. Keep, and cause each of their respective Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrowers and their respective Subsidiaries.

Section 6.5. Maintenance of Insurance. Maintain, and cause each of their respective Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

Section 6.6. Compliance with Laws. Comply, and cause each of their respective Subsidiaries to comply, in all respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property.

Section 6.7. Right of Inspection. At any reasonable time and from time to time, permit the Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Borrowers and any of their respective Subsidiaries, and to discuss the affairs, finances and accounts of the Borrowers and any such Subsidiary with any of its officers and directors and the Borrowers' independent accountants.

Section 6.8. Reporting Requirements. Furnish to the Bank:

                  (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers, a consolidated and consolidating balance sheet of the Borrowers and their respective Consolidated Subsidiaries as of the end of such fiscal year and a consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity and working capital of the Borrowers and their respective Consolidated Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and as to the consolidated statements accompanied by an opinion thereon acceptable to the Bank by Price Waterhouse or other independent accountants of national standing selected by the Borrowers;

                  (b) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrowers, a true and complete copy of TransAct's Report on Form 10-Q;

                  (c) as soon as available and in any event within 45 days after the end of each fiscal quarter, a consolidating balance sheet of the Borrowers and their respective Consolidated Subsidiaries as of the end of such month and a consolidating income statement and statements of cash flows and changes in stockholders' equity and working capital, of the Borrowers and their respective Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, all in reasonable detail and stating in comparative form the consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP and certified by the Chairman or Chief Financial Officer of each Borrower (subject to year-end adjustments);

                  (d) promptly upon receipt thereof, copies of any reports, inclusive of any management letters, submitted to any Borrower or any of its Subsidiaries by independent certified public accountants in connection with examination of the financial statements of such Borrower or any such Subsidiary made by such accountants;

                  (e) promptly at the end of each fiscal quarter, a certificate of the Chairman or Chief Financial Officer of each Borrower (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the covenants contained in Articles 7 and 8;

                  (f) as soon as available and in any event within 90 days after the end of each fiscal year of TransAct, a true and complete copy of TransAct's Report on Form 10-K;

                  (g) within 30 days after the Closing Date, and thereafter, as soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers, management's projected financial statements inclusive of a balance sheet, an income statement and a statement of cash flow (supported by key assumptions) for each upcoming fiscal year, prepared on a quarter-by-quarter basis;

                  (h) simultaneously with the delivery of the projected financial statements referred to in Section 6.8(g), a copy of the Borrowers' business plan for each upcoming fiscal year;

                  (i) simultaneously with the delivery of the annual financial statements referred to in Section 6.8(a), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

                  (j) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Borrower or any of its Subsidiaries which, if determined adversely to such Borrower or such Subsidiary, could have a material adverse effect on the financial condition, properties or operations of such Borrower or such Subsidiary;

                  (k) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by any Borrower with respect thereto;

                  (l) as soon as possible, and in any event within ten days after any Borrower knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of such Borrower setting forth details respecting such event or condition and the action, if any, which such Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Borrower or an ERISA Affiliate with respect to such event or condition):

                           (i) any reportable event, as defined in section
4043(b) of ERISA, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of section 412 of the Code or section 302 of ERISA including, without limitation, the failure to make on or before its due date a required installment under section 412(m) of the Code or section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with section 412(d) of the Code) and any request for a waiver under section 412(d) of the Code for any Plan;

                           (ii) the distribution under section 4041 of ERISA of
a notice of intent to terminate any Plan or any action taken by such Borrower or an ERISA Affiliate to terminate any Plan;

                           (iii) the institution by PBGC of proceedings under
section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such Borrower or any ERISA Affiliate of a notice from a

Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                           (iv) the complete or partial withdrawal from a
Multiemployer Plan by such Borrower or any ERISA Affiliate that results in liability under section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt of such Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under section 4041A of ERISA;

                           (v) the institution of a proceeding by a fiduciary of
any Multiemployer Plan against such Borrower or any ERISA Affiliate to enforce section 515 of ERISA, which proceeding is not dismissed within 30 days;

                           (vi) the adoption of an amendment to any Plan that
pursuant to section 401(a)(29) of the Code or section 307 of ERISA would result in the loss of tax-exempt status of the trust of which such Plan is a part if such Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

                           (vii) any event or circumstance exists which may
reasonably be expected to constitute grounds for such Borrower or any ERISA Affiliate to incur liability under Title IV of ERISA or under sections 412(c)(11) or 412(n) of the Code with respect to any Plan; and

                           (viii) the Unfunded Benefit Liabilities of one or
more Plans increase after the date of this Agreement in an amount which is material in relation to the financial condition of such Borrower and its Subsidiaries, on a consolidated basis; provided, however, that such increase shall not be deemed to be material so long as it does not exceed during any consecutive 2-year period $200,000;

                  (m) promptly after the request of the Bank, copies of each annual report filed pursuant to section 104 of ERISA with respect to each Plan (including, to the extent required by section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in section 103) and each annual report filed with respect to each Plan under section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to such Borrower or an ERISA Affiliate;

                  (n) promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 6.8;

                  (o) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which any Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements which any Borrower or any of its Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

                  (p) as soon as available, and in any event within 10 days of the end of each fiscal month, an aging schedule with respect to Receivables of each Borrower with names of all account debtors, as of the end of such calendar month and certified by the Chairman or Chief Financial Officer of each Borrower;

                  (q) promptly after the commencement thereof or promptly after any Borrower knows of the commencement or threat thereof, notice of any Forfeiture Proceeding; and

                  (r) such other information respecting the condition or operations, financial or otherwise, of any Borrower or any of its Subsidiaries as the Bank may from time to time reasonably request.

Section 6.9. Operating Accounts. Maintain, and cause each of their respective Subsidiaries to maintain, all United States operating accounts at the Bank.

ARTICLE 7. NEGATIVE COVENANTS

         So long as either of the Notes shall remain unpaid or the Bank shall have either of the Commitments under this Agreement, the Borrowers shall not:

Section 7.1. Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt, except:

                  (a) Debt of the Borrowers under this Agreement or the Notes;

                  (b) Debt described in Schedule 5.10, including renewals, extensions or refinancings thereof, provided that the principal amount thereof does not increase; and

                  (c) Debt of the Borrowers or any of their respective Subsidiaries secured by purchase money Liens permitted by Section 7.3.

Section 7.2. Guaranties, Etc. Assume, guaranty, endorse or otherwise be or become directly or contingently responsible or liable, or permit any of their respective

Subsidiaries to assume, guarantee, endorse or otherwise be or become directly or indirectly responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

Section 7.3. Liens. Create, incur, assume or suffer to exist, or permit any of their respective Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

                  (a) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (b) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (c) Liens under workers' compensation, unemployment insurance, social security or similar legislation (other than ERISA);

                  (d) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (e) judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (f) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by any Borrower or any such Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                  (g) Liens securing obligations of such a Subsidiary to a Borrower or another such Subsidiary;

                  (h) Liens set forth on Schedule 7.3, provided the Debt secured by such Liens is permitted by Section 7.1;

                  (i) purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

                           (i) any property subject to any of the foregoing is
acquired by a Borrower or any such Subsidiary in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition or such property is acquired pursuant to an Acceptable Acquisition and is subject to a pre-existing purchase money Lien;

                           (ii) the obligation secured by any Lien so created,
assumed or existing shall not exceed 80 percent of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby to a Borrower or any such Subsidiary acquiring the same;

                           (iii)each such Lien shall attach only to the property
so acquired and fixed improvements thereon; and

                           (iv) the obligations secured by such Lien are
permitted by the provisions of Section 7.1; and

Section 7.4. Leases. Create, incur, assume or suffer to exist, or permit their respective Subsidiaries to create, incur, assume or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (a) leases existing on the date of this Agreement and any extensions or renewals thereof; (b) leases (other than Capital Leases) which do not in the aggregate require the Borrowers and their respective Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance and similar expense which any Borrower or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Borrowers in excess of $250,000; (c) Capital Leases permitted by Section 7.3.

Section 7.5. Investments. Make, or permit any of their respective Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire, or permit any such Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person, except: (a) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (b) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (c) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating within the United States of America having capital and surplus in excess of $500,000,000; (d) for stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to a Borrower or any such Subsidiary and (e) Acceptable Acquisitions.

Section 7.6. Dividends. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets or in obligations of any Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock, or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or permit any of their respective Subsidiaries to purchase or otherwise acquire for value any stock of any Borrower or another such Subsidiary, except that: (a) any Borrower may declare and deliver dividends and make distributions payable solely in common stock of such Borrower; (b) any Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock; (c) TransAct may make the payments to Tridex as permitted under the Subordination Agreement; and (d) any Subsidiary may declare and deliver dividends and make distributions to the Parent.

Section 7.7. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of, or permit any of their respective Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables and leasehold interests); except: (a) for inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (c) that any such Subsidiary may sell, lease, assign or otherwise transfer its assets to the Parent.

Section 7.8. Stock of Subsidiaries, Etc. Sell or otherwise dispose of any shares of capital stock of any of their respective Subsidiaries or permit any such Subsidiary to issue any additional shares of its capital stock, except directors' qualifying shares.

Section 7.9. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate or permit any of their respective Subsidiaries to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arms' length transaction with a Person not an Affiliate, and except as set forth on Schedule 7.9.

Section 7.10. Mergers, Etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of their respective Subsidiaries to do so except that any such Subsidiary may merge into or transfer assets to a Borrower, and except for Acceptable Acquisitions.

Section 7.11. No Activities Leading to Forfeiture. Neither the Borrowers nor any of their respective Subsidiaries or Affiliates shall engage in or propose to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding.

ARTICLE 8. FINANCIAL COVENANTS

                  So long as either of the Notes shall remain unpaid or the Bank shall have either of the Commitments under this Agreement:

Section 8.1. Minimum Tangible Net Worth. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing March 28, 1998, Tangible Net Worth of not less than $15,000,000, and such minimum dollar amount shall increase from quarter to quarter by the sum of
(a) 50% of the Borrowers' Net Income for each previous quarter (including the quarter ending on March 31, 1998) (with no reduction for losses) plus (b) 100% of net proceeds from the sale of stock or asset sales after January 1, 1998, and provided further that this minimum dollar amount will be adjusted downward by 100% of the cost of common stock of TransAct repurchased in open-market transactions by TransAct, but in no event shall such minimum dollar amount fall below $9,000,000.

Section 8.2. Maximum Leverage Ratio. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing March 28, 1998, a ratio of Total Liabilities to Tangible Net Worth of not greater than 2.75 to 1.0.

Section 8.3. Maximum Debt to Cash Flow Ratio. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing March 28, 1998 for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), a ratio of total Funded Debt to EBITDA, of not more than 3.0 to 1.0.

Section 8.4. Minimum Interest Coverage Ratio. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing March 28, 1998 for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), an Interest Coverage Ratio of not less than 3.0 to 1.0.

Section 8.5. Minimum Fixed Charge Coverage Ratio. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing March 28, 1998 for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), a Fixed Charge Coverage Ratio of not less than 1.50 to 1.0.

Section 8.6. Minimum Collateral Coverage. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing March 28, 1998, a ratio of (a) the sum of (i) 80% of Receivables less than 90 days of invoice date plus (ii) 60% of Inventory adjusted for obsolescence plus (iii) 50% of the net book value of fixed assets, divided by (b) Current Funded Bank Debt, of not less than 1.0 to 1.0.

ARTICLE 9. EVENTS OF DEFAULT

Section 9.1. Events of Default. Any of the following events shall be an "Event of Default":

                  (a) the Borrowers shall: (i) fail to pay the principal of any Note as and when due and payable; or (ii) fail to pay interest on any Note or any fee or other amount due hereunder as and when due and payable;

                  (b) any representation or warranty made or deemed made by any Borrower in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

                  (c) any Borrower shall: (i) fail to perform or observe any term, covenant or agreement contained in Section 2.3 or Articles 7 or 8; or (ii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to elsewhere in this Section 9.1) in any Facility Document and such failure shall continue for 20 consecutive days;

                  (d) any Borrower, or any of its respective Subsidiaries: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 30 days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture (other than a proceeding in respect of a Lien permitted under Section 7.3(b)); or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more;

                  (e) one or more judgments, decrees or orders for the payment of money in excess of $100,000 in the aggregate shall be rendered against any Borrower, or any of its respective Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

                  (f) any event or condition shall occur or exist with respect to any Plan or Multiemployer Plan concerning which any Borrower is under an obligation to furnish a report to the Bank in accordance with Section 6.8(h) hereof and as a result of such event or condition, together with all other such events or conditions, such Borrower or any ERISA Affiliate has incurred or in the opinion of the Bank is reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC or a section 4042 Trustee (or any combination of the foregoing) which is material in relation to the financial position of such Borrower and its Subsidiaries, on a consolidated basis; provided, however, that any such amount shall not be deemed to be material so long as all such amounts do not exceed in the aggregate during any consecutive 2-year period $200,000;

                  (g) the Unfunded Benefit Liabilities of one or more Plans have increased after the date of this Agreement in an amount which is material (as specified in Section 9.1(g) hereof);

                  (h) (A) any Forfeiture Proceeding shall have been commenced or any Borrower shall have given the Bank written notice of the commencement of any Forfeiture Proceeding as provided in Section 6.8 or (B) the Bank has a good faith basis to believe that a Forfeiture Proceeding has been threatened or commenced;

                  (i) there shall be any material adverse change in the condition (financial or otherwise), business, management, operations, properties or prospects of the Borrowers and their respective Subsidiaries since the Closing Date; or

                  (j) the Security Agreement shall at any time after its execution and delivery and for any reason cease: (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to such agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the party thereto, or such party shall deny it has further liability or obligation thereunder or such party shall fail to perform any of its obligations thereunder.

Section 9.2. Remedies. If any Event of Default shall occur and be continuing, the Bank may, by notice to the Borrowers, (a) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and (b) declare the outstanding principal of the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes or any one of them to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that, in the case of an Event of Default referred to in Section 9.1(d) or Section 9.1(i)(A) above, the Commitments shall be immediately terminated, and the Notes, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

ARTICLE 10. MISCELLANEOUS

Section 10.1. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrowers and the Bank, and any provision of this Agreement may be waived by the Borrowers and the Bank. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.2. Usury. All agreements between the Borrowers and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced by the Notes or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the indebtedness evidenced by the Notes exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Notes shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrowers and the Bank in the execution, delivery and acceptance of the Notes to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Facility Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrowers and the Bank.

Section 10.3. Expenses. The Borrowers shall reimburse the Bank on demand for all reasonable costs, expenses and charges (including, without limitation, telephone, telex, courier expenses, printing costs, reasonable fees and charges of external legal counsel for the Bank and reasonable costs allocated after the Closing Date by its internal legal department) incurred by the Bank in connection with the preparation, negotiation, execution, delivery, filing, recording, performance, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes or any Facility Document (subject to a limit of $20,000, plus disbursements, for the fees of external counsel in preparing the Facility Documents). The Borrowers agree to indemnify the Bank and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrowers or any of their respective Subsidiaries of the proceeds of the Loans, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

Section 10.4. Survival. The obligations of the Borrowers under Section 10.3 shall survive the repayment of the Loans and the termination of the Commitments.

Section 10.5. Assignment; Participations. This Agreement shall be binding upon, and shall inure to the benefit of, the Borrowers, the Bank and their respective successors and assigns, except that no Borrower may assign or transfer its rights or obligations hereunder. The Bank may assign, or sell participations in, all or any part of any Loan to another bank or other entity, in minimum amounts of $5,000,000, in which event (a) in the case of an assignment, upon notice thereof by the Bank to the Borrowers, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were the Bank hereunder; and (b) in the case of a participation, the participant shall have no rights under the Facility Documents. The agreement executed by the Bank in favor of the participant shall not give the participant the right to require the Bank to take or omit to take any action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or (iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with the Bank. The Bank may furnish any information concerning the Borrowers in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants); provided that the Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information. The Bank shall have the right at any time to pledge all or any portion of its rights under the Loans or this Agreement or the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Facility Documents.

Section 10.6. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be delivered in person or sent by overnight courier, facsimile, ordinary mail, cable or telex addressed to such party at its "Address for Notices" on the signature page of this Agreement. Notices shall be effective: (a) on the day on which delivered to such party in person, (b) on the first Banking Day after the day on which sent to such party by overnight courier, (c) if given by mail, 48 hours after deposit in the mails with first-class postage prepaid, addressed as aforesaid, and (d) if given by facsimile, cable or telex, when the facsimile, cable or telex is transmitted to the facsimile, cable or telex number as aforesaid; provided that notices to the Bank shall be effective upon receipt.

Section 10.7. Setoff. The Borrowers hereby grant to the Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of Fleet Financial Group, Inc., or in transit to any of them. At any time, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrowers even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 10.8. JURISDICTION; IMMUNITIES. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY CONNECTICUT STATE OR UNITED STATES FEDERAL COURT SITTING IN CONNECTICUT OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES, AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CONNECTICUT STATE OR FEDERAL COURT. EACH BORROWER IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO EACH BORROWER AT ITS ADDRESS SPECIFIED IN
SECTION 10.6. EACH BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. EACH BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE BANK SHALL BE BROUGHT ONLY IN CONNECTICUT STATE OR UNITED STATES FEDERAL COURT SITTING IN CONNECTICUT. EACH BORROWER WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL.

                  (a) Nothing in this Section 10.8 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdictions.

                  (b) To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Note.

Section 10.9. Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

Section 10.10. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 10.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

Section 10.12. Integration. The Facility Documents set forth the entire agreement between the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

SECTION 10.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT.

Section 10.14. Confidentiality. The Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any nonpublic information supplied to it by the Borrowers pursuant to this Agreement which is identified by the Borrowers as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Bank, (iii) to bank examiners, auditors or accountants, (iv) in connection with any litigation to which the Bank is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to maintain the confidentiality of such information; and provided finally that in no event shall the Bank be obligated or required to return any materials furnished by the Borrowers.

Section 10.15. Treatment of Certain Information. Each Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by the Bank or by one or more of its subsidiaries or affiliates and (b) acknowledges that information delivered to the Bank by any Borrower may be provided to each such subsidiary and affiliate.

SECTION 10.16. COMMERCIAL WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE LOANS EVIDENCED BY THE NOTES ARE FOR COMMERCIAL PURPOSES AND WAIVES ANY RIGHT TO NOTICE AND HEARING UNDER SECTIONS 52-278a THROUGH 52-278n OF THE CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED AND AUTHORIZES THE ATTORNEY OF THE BANK, OR ANY SUCCESSOR THERETO, TO ISSUE A WRIT OF PREJUDGMENT REMEDY WITHOUT COURT ORDER. FURTHER, EACH BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL VALUATION, APPRAISEMENTS, HOMESTEAD,

EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAWS. EACH BORROWER ACKNOWLEDGES THAT IT MAKES THESE WAIVERS AND THE WAIVERS CONTAINED IN SECTION 10.8 KNOWINGLY, VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THESE WAIVERS WITH ITS ATTORNEYS.

SECTION 10.17. WAIVER OF JURY TRIAL BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE BORROWERS AND THE BANK WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE BORROWERS AND THE BANK DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE BORROWERS AND THE BANK HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS AGREEMENT OR ANY OF THE OTHER FACILITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.18. Multiple Borrowers.

                  (a) It is understood and agreed by each Borrower that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to the Borrowers and at their request, and that the Bank shall not incur liability to the Borrowers as a result thereof. To induce the Bank to do so and in consideration thereof, each Borrower hereby agrees to indemnify the Bank and to hold the Bank harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Bank by any Borrower or by any other Person arising from or incurred by reason of the Bank's handling of the financing arrangements of the Borrowers as provided herein, reliance by the Bank on any request or instruction from any other Borrower or any other action taken by the Bank with respect to this Section 10.18.

                  (b) Each Borrower represents and warrants to the Bank that the request for joint handling of the Loans to be made by the Bank hereunder was made because the Borrowers are engaged in an integrated operation which required financing on a basis permitting the availability of credit from time to time to each Borrower as required for the continued successful operation of each Borrower of the integrated operation of the Borrowers. Each Borrower expects to derive benefit, directly or indirectly, from such availability because the successful operation of the Borrowers is dependent on the continued successful performance of the functions of the integrated group.

                  (c) Each Borrower hereby irrevocably designates TransAct as its attorney to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of each Borrower, and does hereby authorize the Bank to pay over or credit all Loan proceeds hereunder to TransAct as the Borrowers' attorney in fact, recognizing, however, that Lender is not bound by such authorization and may elect either to disburse loan proceeds to each Borrower directly for its use, to TransAct as attorney for any Borrower or to TransAct for its own account, in which case TransAct may advance or lend such proceeds to the other Borrowers. Each Borrower further agrees that all obligations hereunder or referred to herein or under any other Facility Document shall be joint and several, and that each Borrower shall make payment upon any notes issued pursuant hereto and any and all other obligations hereunder or referred to herein or under any other Facility Document upon their maturity by acceleration or otherwise, and that such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearances granted by the Bank to any Borrower, failure of the Bank to give any Borrower notice of borrowing or any other notice, any failure of the Bank to pursue or preserve its rights against any other Borrower, the release by the Bank of any collateral now or hereafter acquired from any Borrower, failure of the Bank to realize upon such collateral in a commercially reasonable manner, and that such agreement by each Borrower to pay upon any notice issued pursuant hereto is unconditional and unaffected by prior recourse by the Bank to the other Borrowers or any collateral for such Borrowers' obligations or the lack thereof.

                  (d) Each Borrower hereby grants a right of contribution to each other Borrower for any amount paid by such other Borrower in satisfaction of any obligations under this Agreement, the Note or any other Facility Document; provided, however, that the aggregate of the rights of contribution against any Borrower hereunder shall not exceed such Borrower's net worth. In calculating the net worth of any Borrower for purposes of this paragraph, such Borrower's obligations under the Facility Documents will not be included in its liabilities and such Borrower's rights of contribution against other Borrowers for amounts paid under the Facility Documents will not be included in its assets.

                  (e) All notices to, or other communications with, the Borrowers or any one of them shall be sufficient if given to any of the Borrowers. Although the Bank may require that all of the Borrowers or a particular Borrower execute any document (including any Notice of Borrowing) in any matter pertaining to this Agreement or any of the other Facility Documents, any one of the Borrowers may bind all of the Borrowers and any document (including any Notice of Borrowing) signed by any Borrower, and any and all action taken by any Borrower, is sufficient to represent all of the Borrowers. Without limiting the foregoing, any single Borrower may make representations and warranties on behalf of all the Borrowers or any other Borrower, and such representations and warranties shall be of the same force and effect as if made directly by such other Borrowers.

Section 10.19. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

Section 10.20. Time of the Essence. Time and punctuality shall be of the essence with respect to this instrument, but no delay or failure of the Bank to enforce any of the provisions herein contained and no conduct or statement of the Bank shall waive or affect any of the Bank's rights hereunder.

Section 10.21. Reference to and Effect on the Facility Documents.

                  (a) Upon the effectiveness of this Agreement, on and after the date hereof each reference in the Facility Documents to the Credit Agreement or the Note, shall mean and be a reference to this Credit Agreement as amended and restated hereby or the Note as amended and restated in connection with the execution and delivery of this Agreement.

                  (b) The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under any of the Facility Documents, nor constitute a waiver of any provision of any of the Facility Documents.

         Section 10.22. Replacement Promissory Note. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    TRANSACT TECHNOLOGIES INCORPORATED

                                    By /s/ Richard L. Cote
                                      -------------------------------------

                                      Richard L. Cote
                                      Title: Executive Vice President and
                                             Chief Financial Officer

                                    MAGNETEC CORPORATION

                                    By /s/ Richard L. Cote
                                      -------------------------------------
                                      Richard L. Cote
                                      Title: Vice President
                                    Address for Notices to Borrowers:
                                    7 Laser Lane
                                    Wallingford, Connecticut 06492

                                    FLEET NATIONAL BANK

                                    By /s/ Frederick A. Meagher
                                      -------------------------------------
                                      Frederick A. Meagher
                                      Vice President

                                    Address for Notices and Lending Office:
                                    One Landmark Square
                                    Stamford, Connecticut  06901
                                    Attn:  Frederick A. Meagher
                                             Vice President
                                    Facsimile No.: (203) 964-4836

EXHIBITS

Exhibit A-1    -  Acquisition Note
Exhibit A-2    -  Working Capital Note
Exhibit B      -  Subordination Agreement (Reserved)
Exhibit C      -  Security Agreement
Exhibit D      -  Opinion of Counsel for Borrowers*
Exhibit E      -  Notice of Borrowing*

SCHEDULES*

Schedule 5.9  - Subsidiaries of Borrowers
Schedule 5.10 - Credit Arrangements
Schedule 5.12 - Hazardous Materials
Schedule 7.3  - Liens
Schedule 7.9  - Transactions with Affiliates Outside the Ordinary
                Course of Business

* Exhibits D and E and Schedules are not filed herewith as they do not contain information which is material to an investment decision which is not otherwise disclosed in the Form 10-K. Any omitted Exhibit or Schedule will be furnished supplementally to the Commission upon request.

                                   EXHIBIT A-1

                                 PROMISSORY NOTE

$10,000,000                                                Stamford, Connecticut
                                                                January 29, 1998

         For value received, TRANSACT TECHNOLOGIES INCORPORATED. and MAGNETEC CORPORATION (the "Borrowers"), hereby jointly and severally promise, to pay to the order of FLEET NATIONAL BANK, (the "Bank") at the office of the Bank at One Landmark Square, Stamford, Connecticut 06901, for the account of the appropriate Lending Office of the Bank, the principal sum of TEN MILLION DOLLARS ($10,000,000) or, if less, the amount of Acquisition Loans made by the Bank to the Borrowers pursuant to the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in said Credit Agreement. The Borrowers also promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at said principal office for the account of said Lending Office, in like money, at the rates of interest as provided in the Credit Agreement referred to below, on the date(s) and in the manner provided in said Credit Agreement.

         The date and amount of each Acquisition Loan made by the Bank to the Borrowers under the Credit Agreement referred to below, and each payment of principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), endorsed by the Bank on the schedule attached hereto or any continuation thereof.

         This is the Acquisition Note referred to in that certain Credit Agreement (as amended from time to time the "Credit Agreement") dated of even date herewith among the Borrowers and the Bank and evidences the Acquisition Loans made by the Bank thereunder and upon any conversion of the Acquisition Loans to the Term Loan, this Note will thereafter evidence the Term Loan. All terms not defined herein shall have the meanings given to them in the Credit Agreement.

         The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified therein.

         The Borrowers waive presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

         This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of Connecticut.

         THE BORROWERS AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS NOTE AND MAKE THE ACQUISITION LOANS.

                           TRANSACT TECHNOLOGIES INCORPORATED

                           By /s/ Richard L. Cote
                             --------------------------------------
                             Richard L. Cote
                             Title: Executive Vice President and
                                    Chief Financial Officer

                           MAGNETEC CORPORATION

                           By /s/ Richard L. Cote
                             ---------------------------------------
                             Richard L. Cote
                             Title: Vice President

                                   EXHIBIT A-2

                                 PROMISSORY NOTE

$5,000,000                                                 Stamford, Connecticut
                                                                January 29, 1998

                  For value received, TRANSACT TECHNOLOGIES INCORPORATED. and MAGNETEC CORPORATION (the "Borrowers"), hereby jointly and severally promise, to pay to the order of FLEET NATIONAL BANK, (the "Bank") at the office of the Bank at One Landmark Square, Stamford, Connecticut 06901, for the account of the appropriate Lending Office of the Bank, the principal sum of FIVE MILLION DOLLARS ($5,000,000) or, if less, the amount of Working Capital Loans made by the Bank to the Borrowers pursuant to the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in said Credit Agreement. The Borrowers also promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at said principal office for the account of said Lending Office, in like money, at the rates of interest as provided in the Credit Agreement referred to below, on the date(s) and in the manner provided in said Credit Agreement.

                  The date and amount of each Working Capital Loan made by the Bank to the Borrowers under the Credit Agreement referred to below, and each payment of principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), endorsed by the Bank on the schedule attached hereto or any continuation thereof.

                  This is the Working Capital Note referred to in that certain Credit Agreement (as amended from time to time the "Credit Agreement") dated of even date herewith among the Borrowers and the Bank and evidences the Working Capital Loans made by the Bank thereunder. All terms not defined herein shall have the meanings given to them in the Credit Agreement.

                  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified therein.

                  The Borrowers waive presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

                  This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of Connecticut.

                  THE BORROWERS AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS NOTE AND MAKE THE WORKING CAPITAL LOANS.

                                    TRANSACT TECHNOLOGIES INCORPORATED

                                    By /s/ Richard L. Cote
                                      -------------------------------------
                                      Richard L. Cote
                                      Title: Executive Vice President and
                                             Chief Financial Officer

                                    MAGNETEC CORPORATION

                                    By /s/ Richard L. Cote
                                      ------------------------------------
                                      Richard L. Cote
                                      Title: Vice President

                                   EXHIBIT C

                               SECURITY AGREEMENT


         SECURITY AGREEMENT dated as of January 29, 1998, made by TRANSACT TECHNOLOGIES INCORPORATED and MAGNETEC CORPORATION (collectively, the "Grantors" and each, individually, a "Grantor"), to FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America (the "Bank").

         PRELIMINARY STATEMENT. The Bank has entered into a Credit Agreement dated as of even date herewith (said Credit Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement," the terms defined therein and not otherwise defined herein being used herein as therein defined) with the Grantors. It is a condition precedent to the making of Loans by the Bank under the Credit Agreement that the Grantors shall have granted the security interest contemplated by this Security Agreement.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to make Loans under the Credit Agreement, the Grantors hereby agree for the benefit of the Bank as follows:

                            ARTICLE 1. THE COLLATERAL

         Section 1.1. Grant of Security. As security for the Obligations (as defined in Section 1.2 hereof), the Grantors hereby assign and pledge to the Bank and hereby grant to the Bank a security interest in, general lien upon and/or right of setoff of all of the Grantors' right, title and interest in and to all of their personal property (the "Collateral"), including the following:

                  (a) All equipment in all of its forms, wherever located, now or hereafter existing (including, but not limited to, any specific items or types of equipment set forth in the Schedule hereto), and all parts thereof and all accessions thereto (any and all such equipment, parts and accessions being the "Equipment");

                  (b) All inventory in all of its forms, wherever located, now or hereafter existing (including, but not limited to (i) any specific items or types of inventory set forth in the Schedule hereto and raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (ii) goods in which a Grantor has an interest in mass or a joint or other interest or right of any kind and (iii) goods which are returned to or repossessed by a Grantor), and all accessions thereto and products thereof (any and all such inventory, accessions and products being the "Inventory");

                  (c) All accounts, contract rights, receivables, chattel paper, instruments. general intangibles and other obligations of any kind now or hereafter existing arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights now or hereafter existing in and to all security agreements. leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, instruments, general intangibles or obligations (any and all such accounts, contract rights, chattel paper, instruments, general intangibles and obligations being the "Receivables," and any and all such leases, security agreements and other contracts being the "Related Contracts");

                  (d)

                           (i)  all United States or other patents and
applications for patents, including without limitation those listed on Exhibit A to this Agreement and all licenses thereof (collectively, the "Patents");

                           (ii)  all United States or other trademarks, service
marks, trade names, logos, registrations and applications for trademarks and service marks, filed and unfiled, including without limitation those listed on Exhibit B to this Agreement, together with the goodwill of the business connected with the use of, and symbolized by, all such trademarks, service marks, trade names, logos, registrations and applications and all licenses of United States or other trademarks and service marks, including without limitation those listed on said Exhibit B (collectively, the "Trademarks");

                           (iii)  all United States or other copyrights
(including without limitation those listed as Exhibit C to this Agreement), registered and unregistered, published and unpublished, under or pursuant to the domestic law of all countries and any applicable convention or treaty, including all rights of reproduction, publication, modification, derivation and the like owned or used by a Grantor (collectively, the "Copyrights"), and good will relating to the same;

                           (iv)  all reissues, divisions, continuations,
renewals, extensions and continuations-in-part of the items referred to in the preceding clauses (i), (ii) and (iii);

                           (v)  all licenses, sublicenses or other agreements
granted to a Grantor with respect to any of the items referred to in the preceding clauses (i), (ii), (iii) and (iv);

                           (vi)  the right to sue for past, present and future
infringements and dilutions of the foregoing; and

                           (vii)  all rights corresponding to all of the
foregoing throughout the world, including utility models, utility patents, patents of addition confirmation patents, registration patents, petty patents, registered designs, and all priority and convention rights in connection with any of the foregoing;

                  (e) all inventions, processes, production methods, proprietary information, know-how and trade secrets used or useful in the business of a Grantor, all rights in and to any improvements or modifications thereof, and all licenses, sublicenses or other agreements granted to a Grantor with respect to any of the foregoing, in each case whether now or hereafter owned, used, or granted, by any party; all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogues, computer and automatic machinery software and programs, and the like pertaining to present or future operations by a Grantor in, on or about any of its plants, facilities or warehouses; all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured on or about any of its plants or facilities; and all accounting information pertaining to operations in, on or about any of its plants or facilities and all media in which or on which is now or hereafter recorded or stored any of the foregoing information, knowledge, records or data and all computer programs used for the compilation or printout of such information, knowledge, records or data;

                  (f) all licenses and sublicenses given, granted or conveyed by a Grantor, to the full extent of and subject to such Grantor's rights therein; and

                  (g) all products and proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in clauses (a)-(f) of this Section 1.1 and proceeds of infringement suits) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Bank is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (ii) license royalties and (iii) cash.

         Section 1.2. Security for Obligations. This Agreement secures the payment of all obligations of the Grantors now or hereafter existing under the Facility Documents, whether for principal, interest, fees, expenses or otherwise (all such obligations being the "Obligations").

         Section 1.3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) the Grantors shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Bank of any of the rights hereunder shall not release the Grantors from any of their duties or obligations under the contracts and agreements included in the Collateral, and
(c) the Bank shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Bank be obligated to perform any of the obligations or duties of the Bank thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         Section 1.4. Continuing Agreement. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the indefeasible payment in full of the Obligations and until the Commitments shall no longer be in effect. Upon the indefeasible payment in full of the Obligations and when the Commitments shall no longer be in effect, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Bank shall, at the Grantor's expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

         Section 1.5. Security Interest Absolute. All rights of the Bank and security interests hereunder, and all obligations of the Grantors hereunder, shall be absolute and unconditional, irrespective of any defenses whatsoever available to the Grantors, including but not limited to the following:

                  (a) any extension of credit by the Bank to or for the account of a Grantor other than under the Credit Agreement and Notes;

                  (b) any lack of validity or enforceability of any Facility Document;

                  (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Facility Document;

                  (d) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or

                  (e) any law, regulation or order of any jurisdiction affecting or purporting to affect any term of any Obligation or any Facility Document or the Bank's rights with respect thereto.

                    ARTICLE 2. REPRESENTATIONS AND WARRANTIES

         The Grantors represent and warrant as follows:

         Section 2.1. Location of Collateral. All of the Equipment and Inventory are located at the places specified in the Schedule hereto. The chief place of business and chief executive office of the Grantors and the office where the Grantors keep their records concerning the Receivables, and all originals of all chattel paper which evidence Receivables, are located at the address specified for the Grantors in Section 6.3. None of the Receivables is evidenced by a promissory note or other instrument.

         Section 2.2. Ownership and Liens. The Grantors own the Collateral free and clear of any Lien, except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Bank relating to this Agreement.

         Section 2.3. Perfection.. This Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

         Section 2.4. No Authorization Required. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (a) for the grant by the Grantors of the security interest granted hereby or for the execution, delivery or performance of this Agreement by the Grantors or (b) for the perfection of or the exercise by the Bank of its rights and remedies hereunder.

         Section 2.5. Solvency of Account Debtors. Each account debtor, to the best of the Grantors' knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the account debtor is obligated in full when due or, with respect to such account debtors of the Grantors who are not solvent, the Grantors have set up on their books and financial records bad debt reserves adequate to cover such Receivables.

         Section 2.6. Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the account debtor therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Grantor, or work, labor and/or services theretofore rendered by a Grantor and as of the date each Receivable is created, shall be due and owing in accordance with a Grantor's standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by such Grantor to the Bank.

                              ARTICLE 3. COVENANTS

         Section 3.1.      Further Assurances.

                  (a) The Grantors agree that from time to time, at the expense of the Grantors. the Grantors shall promptly execute and deliver all further instruments and documents. and take all further action, that may be necessary or desirable, or that the Bank may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Bank to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Grantors shall: (i) mark conspicuously each item of chattel paper included in the Receivables and each Related Contract and, at the request of the Bank, each of their recordings pertaining to the Collateral with a legend, in form and substance satisfactory to the Bank, indicating that such chattel paper, Related Contract or Collateral is subject to the security interest granted hereby; (ii) if any Receivable shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Bank hereunder such note, instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Bank; and
(iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Bank may request, in order to perfect and preserve the security interests granted or purported to be granted hereby.

                  (b) Each Grantor hereby authorizes the Bank to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Grantor where permitted by law.

                  (c) The Grantors shall furnish to the Bank from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Bank may reasonably request, all in reasonable detail.

         Section 3.2.      As to Equipment and Inventory.  The Grantors shall:

                  (a) Keep the Equipment and Inventory (other than Inventory sold in the ordinary course of business) at the places therefore specified in
Section 2.1 or, upon 30 days' prior written notice to the Bank, at such other places in jurisdictions where all action required by Section 3.1 shall have been taken with respect to the Equipment and Inventory.

                  (b) Cause the Equipment to be maintained and preserved in the same condition. repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual and shall forthwith, or in the case of any loss or damage to any of the Equipment as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable to such end. The Grantors shall promptly furnish to the Bank a statement respecting any loss or damage to any of the Equipment.

                  (c) Pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory except to the extent the validity thereof is being contested in good faith.

         Section 3.3.      Insurance.

                  (a) The Grantors shall, at their own expense, maintain insurance with respect to the Equipment and Inventory to such amounts against such risks, in such form and with such insurers as shall be satisfactory to the Bank from time to time. Each policy for (i) liability insurance shall provide for all losses to be paid to the Bank and the Grantors as their respective interests may appear and (ii) property damage insurance shall provide for all losses (except for losses of less than $100,000 per occurrence) to be paid directly to the Bank. Each such policy shall in addition (i) name the Grantors and the Bank as insured parties thereunder (without any representation or warranty by or obligation upon the Bank) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Bank notwithstanding any action, inaction or breach of representation or warranty by a Grantor, (iii) provide that there shall be no recourse against the Bank for payment of premiums or other amounts with respect thereto and (iv) provide that at least ten days' prior written notice of cancellation or of lapse shall be given to the Bank by the insurer. The Grantors shall, if so requested by the Bank, deliver to the Bank original or duplicate policies of such insurance and, as often as the Bank may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, the Grantors shall, at the request of the Bank, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 3.1 and cause the respective insurers to acknowledge notice of such assignment.

                  (b) Reimbursement under any liability insurance maintained by a Grantor pursuant to this Section 3.3 may be paid directly to the person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section
3.3 is not applicable, the Grantors shall make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance maintained by the Grantors pursuant to this Section 3.3 shall be paid to the Grantors as reimbursement for the costs of such repairs or replacements.

                  (c) Upon (i) the occurrence and during the continuance of any event which permits or would permit the Bank to declare the entire Loan to be immediately due and payable, with the giving of notice, if required (any such event being an "Event of Default"), or (ii) the actual or constructive total loss (in excess of $100,000 per occurrence) of any Equipment or Inventory, all insurance payments in respect of such Equipment or Inventory shall be paid to and applied by the Bank as specified in Section 5.1.

         Section 3.4.      As to Receivables.

                  (a) The Grantors shall keep their chief place of business and chief executive office and the office where they keep their records concerning the Receivables, and all originals of all chattel paper which evidence Receivables, at the location therefor specified in Section 2.1 or, upon 30 days' prior written notice to the Bank, at such other locations in a jurisdiction where all action required by Section 3.1 shall have been taken with respect to the Receivables. The Grantors shall hold and preserve such records and chattel paper and shall permit representatives of the Bank at any time during normal business hours to inspect and make abstracts from such records and chattel paper.

                  (b) Except as otherwise provided in this subsection (b), the Grantors shall continue to collect, at their own expense, all amounts due or to become due the Grantors under the Receivables. In connection with such collections, the Grantors may take (and, at the Bank's direction, shall take) such action as the Grantors or the Bank may deem necessary or advisable to enforce collection of the Receivables; provided, however, that the Bank shall have the right at any time upon the occurrence and during the continuance of an Event of Default or an event which, with the giving of notice or the lapse of time, or both, would become an Event of Default and upon written notice to the Grantors of its intention to do so, to notify the account debtors or obligors under any Receivables of the assignment of such Receivables to the Bank and to direct such account debtors or obligors to make payment of all amounts due or to become due to a Grantor thereunder directly to the Bank and, upon such notification and at the expense of the Grantors, to enforce collection of any such Receivables, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as a Grantor might have done. After receipt by the Grantors of the notice from the Bank referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including instruments) received by a Grantor in respect of the Receivables shall be received in trust for the benefit of the Bank hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Bank in the same form as so received (with any necessary endorsement) to be held as cash collateral and either (A) released to the Grantors so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided by Section 5. l(b), and (ii) no Grantor shall adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

                  (c) The Grantors shall take all steps necessary to protect the Bank's interest in the Collateral under the Federal Assignment of Claims Act, the Social Security Act, or other applicable federal, state, or local statutes, ordinances or regulations and deliver to the Bank appropriately endorsed, any instrument or chattel paper connected with any Receivable, arising out of contracts between any Grantor and the United States, any state or any department, agency or instrumentality of any of them.

         Section 3.5.      Transfers and Other Liens.  The Grantors shall not:

                  (a) Except as permitted by the Credit Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except Inventory in the ordinary course of business.

                  (b) Create or suffer to exist any Lien upon or with respect to any of the Collateral to secure Debt of any Person, except for Liens permitted by this Agreement.

                              ARTICLE IV. THE BANK

         Section 4.1. Bank Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Bank such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Bank's discretion, to take any action and to execute any instrument which the Bank may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of such Grantor under Section 3.4), including without limitation:

                  (a) to obtain and adjust insurance required to be paid to the Bank pursuant to Section 3.3,

                  (b) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                  (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

                  (d) to file any claims or take any action or institute any proceedings which the Bank may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Bank with respect to any of the Collateral.

                  Section 4.2. Bank May Perform. If a Grantor fails to perform any agreement contained herein, the Bank may itself perform, or cause performance of, such agreement and the expenses of the Bank incurred in connection therewith shall be payable by the Grantors under Section 6.2.

                  Section 4.3. The Bank's Duties. The powers conferred on the Bank hereunder are solely to protect the Bank's interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Bank shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

                               ARTICLE V. DEFAULT

         Section 5.1. Remedies. If any Event of Default shall have occurred and be continuing:

                  (a) The Bank may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the "UCC") (whether or not the UCC applies to the affected Collateral) and also may (i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and upon request of the Bank forthwith, assemble all or part of the Collateral as directed by the Bank and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Bank's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Bank may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Bank shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                  (b) All cash proceeds received by the Bank in respect of any sale of, collection from or other realization upon all or any part of the Collateral may, in the discretion of the Bank, be held by the Bank as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Bank pursuant to Section 6.2) in whole or in part by the Bank against, all or any part of the Obligations in such order as the Bank shall elect. Any surplus of such cash or cash proceeds held by the Bank and remaining after payment in full of all the Obligations shall be paid over to the Grantors or to whomsoever may be lawfully entitled to receive such surplus.

                            ARTICLE VI. MISCELLANEOUS

         Section 6.1. Amendments; Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank.

         Section 6.2. Expenses; Etc. The Grantors shall reimburse the Bank on demand for all reasonable costs, expenses and charges (including, without limitation, reasonable fees and charges of external legal counsel for the Bank and reasonable costs allocated by its internal legal department) incurred by the Bank in connection with the preparation, performance or enforcement of this Agreement. The Grantors agree to indemnify the Bank from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Bank's gross negligence or willful misconduct. The obligations of the Grantors under this Section are joint and several and shall survive the termination of this Agreement.

         Section 6.3. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, notices shall be delivered in person or sent by overnight courier, facsimile, ordinary mail, cable or telex, to such party at its address specified in the Credit Agreement. Notices shall be effective: (a) on the day on which delivered to such party in person, (b) on the first Banking Day after the day on which sent to such party by overnight courier, (c) if given by mail, 72 hours after deposit in the mails with first-class postage prepaid, addressed as aforesaid; and (d) if given by facsimile, cable or telex, when the facsimile, cable or telex is transmitted to the facsimile, cable or telex number as aforesaid; provided that notices to the Bank shall be effective upon receipt.

         Section 6.4. Transfer of Facility Documents. This Agreement shall (a) be binding upon the Grantors, their respective successors and assigns and (b) inure together with the rights and remedies of the Bank hereunder, to the benefit of the Bank and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (b), the Bank may assign or otherwise transfer the Facility Documents held by it, or grant participations therein, to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Bank herein or otherwise.

         Section 6.5. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut. Unless otherwise defined herein or in the Agreement, terms used in Article 9 of the Uniform Commercial Code in the State of Connecticut are used herein as therein defined.

         Section 6.6. COMMERCIAL WAIVER. EACH GRANTOR ACKNOWLEDGES THAT THE OBLIGATIONS ARE FOR COMMERCIAL PURPOSES AND WAIVES ANY RIGHT TO NOTICE AND HEARING UNDER SECTIONS 52-278a THROUGH 52-278n OF THE CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED AND AUTHORIZES THE ATTORNEY OF THE BANK, OR ANY SUCCESSOR THERETO, TO ISSUE A WRIT OF PREJUDGMENT REMEDY WITHOUT COURT ORDER. FURTHER, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL VALUATION, APPRAISEMENTS, HOMESTEAD, EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAWS. EACH GRANTOR ACKNOWLEDGES THAT IT MAKES THESE WAIVERS KNOWINGLY, VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THESE WAIVERS WITH ITS ATTORNEYS.

         Section 6.7. WAIVER OF JURY TRIAL. THE GRANTORS AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS.

                       ARTICLE VlI. INTELLECTUAL PROPERTY

         Section 7.1. Special Provisions Concerning Trademarks.

                  (a) Additional Representations and Warranties. Each Grantor represent and warrant that they are the true and lawful exclusive owners of the Trademarks listed in Exhibit B attached hereto and that said listed Trademarks constitute all the trademarks registered in the United States Patent and Trademark Office that the Grantors now own or use in connection with their business. Each Grantor represents and warrants that it owns or is licensed to use all Trademarks that it uses. Each Grantor further warrants that it is aware of no third-party claim that any aspect of such Grantor's present or contemplated business operations infringes or will infringe any Trademark.

                  (b) Licenses and Assignments. Each Grantor hereby agrees not to divest itself of any right under a Trademark absent prior written approval of the Bank.

                  (c) Infringements. Each Grantor agrees, promptly upon learning thereof, to notify the Bank in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who may be infringing or otherwise violating any of such Grantor's rights in and to any significant Trademark, or with respect to any party claiming that such Grantor's use of any significant Trademark violates any property right of that party.

                  (d) Preservation of Trademarks. To the extent such Trademarks are material to its business, each Grantor agrees to use its significant Trademarks in interstate commerce during the time in which this Agreement is in effect, sufficiently to preserve such Trademarks as trademarks or service marks registered under the laws of the United States.

                  (e) Maintenance of Registration. To the extent such Trademarks are material to its business, each Grantor shall, at its expense, diligently process all documents required by the Trademark Act of 1946, 15 U.S.C.
Sections 1051 et seq., to maintain trademark registration, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its Trademarks pursuant to 15 U.S.C. Sections 1058(a), 1059 and 1065, and shall pay all fees and disbursements in connection therewith, and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Bank. Each Grantor agrees to notify the Bank six (6) months prior to the dates on which the affidavits of use or the applications for renewal registration are due that the affidavit of use or the renewal is being processed.

                  (f) Future Registered Trademarks. If any trademark registration issues hereafter to a Grantor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, within thirty (30) days of receipt of such certificate such Grantor shall deliver a copy of such certificate and an updated Exhibit B to Annex I and, if Annex I has previously been filed, an agreement in proper form for filing, modifying Annex I to include such Trademark.

                  (g) Remedies. If an Event of Default shall occur and be continuing, the Bank may, by written notice to any Grantor, take any or all of the following actions: (i) declare the entire right, title and interest of such Grantor in and to each of the Trademarks, together with all trademark rights and rights of protection to the same, vested, in which event such rights, title and interest shall immediately vest, in the Bank, in which case such Grantor agrees to execute an assignment in form and substance satisfactory to the Bank, of all its rights, title and interest in and to the Trademarks to the Bank; (ii) take and use or sell the Trademarks and the goodwill of such Grantor's business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks have been used; and (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Trademarks in any manner whatsoever, directly or indirectly, and, if requested by the Bank, change such Grantor's corporate name to eliminate therefrom any use of any Trademark and execute such other and further documents that the Bank may request to further confirm this and to transfer ownership of the Trademarks and registrations and any pending trademark application in the United States Patent and Trademark Office to the Bank.

         Section 7.2.      Special Provisions Concerning Patents and Copyrights.

                  (a) Additional Representations and Warranties. The Grantors represents and warrants that they are the true and lawful exclusive owner or licensee of all rights in the Patents listed in Exhibit A attached hereto and in the Copyrights listed in Exhibit C attached hereto, that said Patents constitute all the United States patents and applications for United States patents that the Grantors now own and that said Copyrights constitute all the United States copyrights that the Grantors now own. Each Grantor represents and warrants that it owns or is licensed to practice under all Patents and Copyrights that it now owns, uses or practices under. Each Grantor further warrants that it is aware of no third-party claim that any aspect of such Grantor's present or contemplated business operations infringes or will infringe any Patent or any Copyright.

                  (b) Licenses and Assignments. Each Grantor hereby agrees not to divest itself of any right under a Patent or Copyright absent prior written approval of the Bank.

                  (c) Infringements. Each Grantor agrees, promptly upon learning thereof, to furnish the Bank in writing with all pertinent information available to such Grantor with respect to any infringement or other violation of such Grantor's rights in any significant Patent or Copyright, or with respect to any claim that practice of any significant Patent or Copyright violates any property right of that party. Each Grantor further agrees, absent direction of the Bank to the contrary, diligently to prosecute any person infringing any significant Patent or Copyright.

                  (d) Maintenance of Patents. At its own expense, to the extent such Patents are material to its business, the Grantors shall make timely payment of all post-issuance fees required pursuant to 35 U.S.C. Section 41 to maintain in force rights under each Patent.

                  (e) Prosecution of Patent Application. At its own expense, to the extent such Patents are material to its business, each Grantor shall diligently prosecute all applications for United States patents listed on Exhibit A hereto, and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies, absent written consent of the Bank.

                  (f) Other Patents and Copyrights. Within thirty (30) days of acquisition of a United States Patent or Copyright, or of filing of an application for a United States Patent or Copyright, each Grantor shall deliver to the Bank a copy of said Patent or Copyright, as the case may be, and an updated Exhibit A or Exhibit C to Annex I and, if Annex I has previously been filed, an agreement in proper form for filing, modifying Annex I to include such Patent or Copyright, as the case may be.

                  (g) Remedies. If an Event of Default shall occur and be continuing, the Bank may by written notice to any Grantor take any of all of the following actions: (i) declare the entire right, title and interest of such Grantor in each of the Patents and Copyrights vested, in which event such right, title and interest shall immediately vest in the Bank, in which case such Grantor agrees to execute an assignment in form and substance satisfactory to the Bank of all its right, title and interest to such Patents and Copyrights to the Bank; (ii) take and practice or sell the Patents and Copyrights; (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from practicing the Patents and Copyrights directly or indirectly, and such Grantor shall execute such other and further documents as the Bank may request further to confirm this and to transfer ownership of the Patents and Copyrights to the Bank.

         IN WITNESS WHEREOF, the Grantors have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                        TRANSACT TECHNOLOGIES INCORPORATED



                                        By     /s/ Richard L. Cote
                                          --------------------------------------
                                           Richard L. Cote
                                           Title: Executive Vice President and
                                           Chief Financial Officer


                                        MAGNETEC CORPORATION



                                        By     /s/ Richard L. Cote
                                          --------------------------------------
                                           Richard L. Cote
                                           Title: Vice President